Exhibit 10.19f

CONFIDENTIAL

To:	Brad Lawrence	December 11, 2006
Revised
From:	Bob Cremin Larry Kring

Re:	Promotion to Group Vice President

Brad, this is to confirm our offer of promotion to the position of Esterline Group Vice President.

Scope & reporting relationship. As Group Vice President you will have senior-level leadership and oversight responsibility for the operations and financial results of certain Esterline subsidiary companies assigned to you. Your initial assignments will be for the companies that currently comprise Interface Technologies Group. Other assignments will be forthcoming as your general orientation, work capacity, and business circumstances allow.

You will also be an officer of the corporation. That role will require you to work closely with Larry, the other officers, and corporate staff to lead, develop, and maintain the most effective strategies and business processes we can to ensure Esterline’s success. In addition, you will have legal obligations and authority similar to that with which you are familiar as an officer of Advanced Input. Our corporate secretary and corporate counsel will provide you further information as part of your orientation.

You will report directly to Larry Kring our Senior Group Vice President. Larry has primary responsibility for training new group vice presidents, for general supervision, and for formalizing key job processes.

Compensation. As a corporate officer, Esterline’s Board of Directors will establish all your compensation. Normally the Board reviews officer compensation on an annual basis in December, and makes various changes to plan designs, performance goals, and amounts based on professional consulting advice, on management recommendations, and on the corporation’s general business conditions. The Board has authorized the following for you:

Salary. Your new base salary will be $260,000.00 per year gross, subject to the usual payroll tax deductions and fringe benefit costs.

Revised Promotion Memo

December 11, 2006

Annual Incentive Compensation. The Board appointed you to Esterline’s Annual IC Plan for FY07, which is designed to reward successful achievement of our budgeted earnings per share. Your target award will be 35% of your base salary, consistent with competitive market benchmarks. The actual award will vary, of course, depending on the earnings we achieve by year-end.

The Plan will pay up to 25% and 200% of your target award for performance ranging from a minimum of 70% of budgeted EPS to a maximum of 130% of budget. Enclosed is a copy of the Plan for your review, together with a graph that shows the correlation between various levels of financial results and potential incentive awards.

Because your new assignment will take effect early in the fiscal year, your annual incentive compensation appointment will be effective for the full fiscal year.

Long Term Incentive Plan. You will also participate in Esterline’s Long Term Incentive Compensation Plan (LTIP), which operates similarly to the operating unit plan you currently have. At this point, the corporate LTIP matrix is provisional, and might need revision to adjust for the effects of stock option expense.

Your appointments are for the three pending plan cycles: FY05-FY07, FY06-FY08, and FY07-FY09. Your LTIP target cash award is $104,000, payable at that level if we achieve both the earnings growth and ROIC goals. Your actual award will vary depending on company performance from 0% to as much as 400% of your target, in accordance with the LTIP matrix.

A copy of the plan and your appointments are enclosed.

Incentive Plan Transfer. In exchange for these new appointments to Esterline IC plans, we ask that you relinquish your participation in all pending ITG annual and long term incentive plans in which you participate now, including the old deferred incentive compensation plan in which you have pending “tails.”

Stock Options. The Board also approved an exceptional promotion grant for you of 25,000 shares of Esterline stock at $38.91 per share, effective at the market closing price on December 7, 2006. Details of this option are provided in the 2004 Equity Incentive Plan Stock Option Award, enclosed here. Please sign one copy of the award and return it to Suzanne Farraj.

Retirement Benefits. With your transfer to Esterline, you will join our defined benefit pension plan. You will also participate in our Supplemental Executive Retirement Plan (“pension SERP”) as provided for the other officers. The pension SERP supplements the regular, tax-qualified plan to allow you to earn pension benefits on compensation that exceeds formula limits. Those limits index from year to year according to federal tax regulations. For 2007, the SERP will cover your pensionable income above $225,000.

The Board recently approved a new deferred compensation plan that operates in a similar way to supplement our standard 401(k) plan. This “401(k) SERP” allows you to defer additional income above the 401(k) plan limit and thus earn a full company match on amounts up to 6% of your eligible pay. A plan summary is enclosed for your information, and we will provide you with further detail as part of your orientation.

Revised Promotion Memo

December 11, 2006

Change in Control Agreement. As an officer, you will also receive our usual change of control protection agreement, which would pay three times your average total cash compensation should you lose your position due to a change in corporate control.

Car. You will also receive a car allowance under Esterline’s Vehicle Allowance policy, a copy of which is enclosed. The amount of the allowance depends on typical costs for the purchase, operating, maintenance, and insurance of a vehicle in your residential area. For this first year, we will use Esterline’s office address for purposes of computing your allowance. It will be approximately $700 to $800 per month.

Financial Advice Services. The corporation will pay up to $5,000 in financial advice service fees for you each year. We have a corporate arrangement with the firm of Brownson, Rehmus & Foxworth, Inc. Those of us who use Brownson’s services have found them very helpful. If you are interested, Marcia Greenberg will arrange an introduction for you. Alternatively, if you have an established relationship with another financial advisor, the corporation will reimburse you for fees you expend up to $5,000 a year. With either arrangement, the corporation’s fee payments will be treated as income to you, and thus you will have responsibility for income taxes on the fees paid.

Vacation & Sick Leave. When you transfer to the Esterline payroll, we will transfer any paid time off you have accrued at AIS and convert it to vacation time and sick leave under corporate office policies. Your future vacation accrual will be at the rate of four weeks per year, subject to a maximum limit as explained in our Corporate Staff Handbook, enclosed.

Health Care & Other Fringe Benefits. In most other respects, we will provide the same retirement, health care, and other fringe benefits you are accustomed to receiving at AIS.

Relocation. You will again have the benefit of our relocation policy, with which we expect you are familiar from your earlier move. A copy is enclosed. Please contact Suzanne Farraj at 425/519-1815 to coordinate arrangements for your household move.

Future Changes. This new position and its terms fit the corporation’s needs well, as we can best foresee them. Nevertheless, the company’s growth, its future business challenges, and certain leadership succession decisions could result in a different executive assignment and a different title for you in the future. In short, the corporate organization is evolving fairly rapidly and with limited predictability. Thus Esterline might reassign you to a different position in the future, as we and the Board determine is best. If we see a change developing that could affect your role, we will certainly speak to you about it as early as we reasonably can, and solicit your ideas.

General Policies. This offer includes and is contingent on satisfactory completion of: an Invention Agreement, Summary of Outside Interests, and a physical examination by a Bellevue doctor we use for executive physicals. Please contact Suzanne Farraj to make arrangements. Except as specifically provided in this letter, other aspects of your employment will be the same as those that apply to our corporate staff.

Welcome. Brad, we and the other officers have all enjoyed working with you, and we look forward to continuing and strengthening those relationships in your new position. We

Revised Promotion Memo

December 11, 2006

believe you will find the work here challenging and diverse, with opportunity for continued career growth benefits for you and your family. Congratulations on your well-earned success.

To accept this offer, please sign the duplicate copy together with the various materials enclosed, and return them all to Suzanne Farraj.

Best regards,

/s/ ROBERT W. CREMIN

Robert W. Cremin

President, Chairman, & Chief Executive Officer

/s/ LARRY A. KRING

Larry A. Kring

Senior Group Vice President

Enclosures:	Duplicate memo FY07 Annual Incentive Compensation Plan & graph Long Term Incentive Plan & appointments Stock Option Award Deferred SERP Summary	Relocation Policy Corporate Staff Handbook Invention Agreement Summary of Outside Interests

Revised Promotion Memo

December 11, 2006

Acceptance: I accept this offer as outlined above. Further, in exchange for this promotion and for appointment to Esterline’s incentive compensation plans, I voluntarily relinquish my participation in all operating unit incentive plans in which I am currently participating, as listed here:

•	ITG Annual Incentive Compensation Plan for FY07;

•	ITG Long Term Incentive Compensation Plan for FY06-FY07, for FY06-FY08, and for FY07-FY09; and,

•	The Deferred Compensation Plan for FY05.

/s/ BRAD LAWRENCE	1/2/07
Brad Lawrence	Date